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                                                                    EXHIBIT 23.5

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Applied Software Technology, Inc.

We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the Prospectus.


Our report contains an explanatory paragraph that states that the Company has experienced a net loss in fiscal 1997, has a net capital deficiency, and is in violation of certain debt covenants which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                          /s/KPMG Peat Marwick LLP


Atlanta, Georgia
January 8, 1998